SPECIAL POWER OF ATTORNEY

The undersigned, Mike Garnreiter, hereby appoints James E. Brophy, III and Brian J. Zavislak, or any one of them, acting alone or in concert, as his attorney-in-fact for the purpose of preparing and signing the undersigned’s name to any Form 4 or 5, or any amendment thereto, required to be filed by me with the Securities and Exchange Commission, pursuant to Section 16(a) of the Securities and Exchange Act of 1934 (the "Act") with respect to my beneficial ownership of any securities of Knight Transportation, Inc. (the "Company"). The above named attorneys-in-fact, acting alone or in concert, are authorized on my behalf to complete any such Form 4 or 5, or amendment thereto, and may rely on information I provide telephonically, or otherwise, with respect to my ownership of, and the purchases and sales of, any equity securities of the Company. This authorization shall expire as of February 15, 2005.

Mike Garnreiter, Director
Knight Transportation, Inc.

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

The foregoing instrument was acknowledged before me this _____ day of February, 2004, by Mike Garnreiter.

NOTARY PUBLIC